UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 31, 2007

Kansas City Southern
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

427 West 12th Street, Kansas City, Missouri		64105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-983-1303

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2007, Kansas City Southern and its wholly owned subsidiary, The Kansas City Southern Railway Company ("KCSR"), entered into Amendment No. 1 ("Amendment No. 1") to KCSR's Amended and Restated Credit Agreement dated April 28, 2006 (the "Credit Agreement") with The Bank of Nova Scotia, as administrative agent and collateral agent for the lender parties thereto, Morgan Stanley Senior Funding, Inc, and Harris N.A., as co-syndication agents, LaSalle Bank National Association and Bank of Tokyo-Mitsubishi UFJ Trust Company, as co-documentation agents, and Scotia Capital as lead arranger and bookrunner.

Amendment No. 1, among other things, provides for a new $75 million term loan facility (the "Term C Facility") to KCSR, on substantially the same terms as the Term B facility under the Credit Agreement. Advances under the Term C Facility bear interest at a rate equal to either, at KCSR's option and subject to certain conditions, (i) 0.50% per annum in excess of the Base Rate set forth in the Credit Agreement, or (ii) 1.50% per annum in excess of the Eurodollar Rate set forth in the Credit Agreement. The final maturity of the Term C Facility is April 28, 2013. Proceeds from advances under the Term C Facility were used to reduce the outstanding balance of KCSR's revolving credit facility under the Credit Agreement.

Except as amended and supplemented by the Amendment No. 1, all terms of the Credit Agreement remain in full force and effect.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 above and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern

June 6, 2007	By:	/s/ Michael K. Borrows

Name: Michael K. Borrows
Title: Vice President and Chief Accounting Officer (Principal Accounting Officer)